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                                                                      EXHIBIT 15
The Board of Trustees of
Archstone Communities Trust

With respect to the registration statement on Form S-8 of Archstone Communities Trust relating to the Archstone Communities Trust 1996 Share Option Plan for Outside Trustees, we acknowledge our awareness of the incorporation by reference therein of our report dated April 23, 1998 related to our review of the interim financial information of Security Capital Pacific Trust as of March 31, 1998 and for the three-months periods ended March 31, 1998 and 1997. Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


KPMG Peat Marwick LLP


Chicago, Illinois
August 6, 1998